Subject line: A message from Jim Squires

To All Norfolk Southern Employees:

As we approach our annual meeting, I would like to update you on the progress we are making executing our strategic plan and to brief those of you who are shareholders on a particular agenda item. We encourage shareholders to promptly vote using NS’ WHITE proxy card, as recommended by your Board. Every vote is important.

Over the past few months, our company has continued to execute on the five-year strategic plan to streamline operations, drive profitability, and accelerate growth, which we announced in December. We are improving our operations and positioning NS to be a fast, lower-cost, and more profitable railroad.

On behalf of the Board and management team, thank you for staying focused on achieving our business objectives. Due to the hard work of each and every one of you, significant positive change is already under way at NS:

•
We have made substantial headway over the last few months on our plan to improve performance, which balances revenue growth through pricing and volume and a variety of expense reduction and cost control initiatives. We expect to achieve annual productivity savings of more than $650 million per year by 2020, growing from an initial $130 million in 2016.

•
Among other actions, we announced the consolidation of our Virginia and Pocahontas divisions to form the new Pocahontas Division in Roanoke, the consolidation of three operating regions into two in order to drive down costs. These decisions have come in addition to the previous restructuring of the Triple Crown Services subsidiary, integration of the D&H South acquisition, and line and facility rationalizations.

While these changes are challenging on many levels, these initiatives are already resulting in a stronger railroad that will help us provide the high-quality service our customers require in order for us to win their business.

Employees who own NS shares should pay attention to an item that appears in the proxy statement that you will soon receive for the May 12 Annual Meeting. In connection with its unsolicited takeover campaign of NS, Canadian Pacific submitted a shareholder resolution that asks NS to engage in “good faith discussions” with CP regarding a potential business combination. The NS Board recommends that shareholders use the Company’s WHITE proxy card to vote AGAINST the CP resolution (for more information see the Statement of Opposition in the Company’s 2016 proxy statement, http://www.eproxyaccess.com/nsc2016).

If you hold your shares in more than one account, you may receive more than one set of the Company’s proxy materials. For example, if you participate in the Thoroughbred Retirement Investment Plan (TRIP) or Thrift and Investment Plan (TIP), you will receive voting instructions from Vanguard, the plans’ Trustee. If you hold your shares through a broker, you will get instructions about how to vote directly from them. In any case, it is important that you vote the WHITE card with respect to each account you own.

Please note that employee shareholders may also receive proxy materials from CP. We recommend shareholders do not vote using any Green proxy card received from CP. Please simply discard any materials from CP and vote only the WHITE proxy card.

In any case, shareholders with questions or who need help voting should feel free to contact our proxy solicitation firm, Innisfree M&A Incorporated, toll-free at (877) 717-3936.

Whether or not you own NS shares, we hope you will not let the shareholder resolution be a distraction. The Board and management team – as well as our customers and shareholders – are counting on all of us to remain focused on our day-to-day responsibilities to ensure that we achieve our service and financial objectives.

Thank you for your continued hard work and dedication to Norfolk Southern. Your efforts have been – and will continue to be – the key to our success.

Sincerely,

Jim Squires